Exhibit 4.5

Unless permitted under securities legislation, the holder of this security must not trade the security before •, 2007

Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate and the common shares for which this security is exercisable may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until •, 2007

The common shares for which this security is exercisable have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or any applicable state securities laws. This security may not be exercised within the United States or on behalf of any U.S. Person (as defined in regulation s under the 1933 Act) unless registered under the 1933 Act and any such applicable state securities laws or unless an exemption from such registration is available.
THE WARRANTS REPRESENTED BY THIS CERTIFICATE WILL BE VOID AND OF
NO VALUE IF NOT EXERCISED PRIOR TO 4:00 P.M. (CALGARY TIME) ON •, 2009.
WARRANT CERTIFICATE
AUSAM ENERGY CORPORATION
(Existing under the laws of the Province of Alberta)

WARRANT CERTIFICATE NO. ___	___WARRANTS entitling the holder to acquire, subject to adjustment, one (1) Common Share for each whole Warrant represented hereby.

THIS IS TO CERTIFY THAT:
[NAME AND ADDRESS OF HOLDER]
(the “Warrantholder”) is entitled to acquire, for each Warrant represented hereby, in the manner and subject to the restrictions and adjustments set forth in the “Terms and Conditions of Warrants of Ausam Energy Corporation” appended as a Schedule hereto and forming a part hereof, at any time and from time to time until · , 2009, one (1) fully paid and non-assessable common share (“Common Share”) in the capital of Ausam Energy Corporation (the “Corporation”), upon payment to the Corporation of CDN$0.65 per Common Share, subject to adjustment in certain events.
The Warrants represented by this certificate may only be exercised at the principal office of the Corporation 1430, 1122 — 4th Street S.W. Calgary, Alberta T2R 1M1 upon surrender of this certificate with the Subscription Form on the reverse side hereof duly completed and executed, and cash or a certified cheque or bank draft payable to or to the order of the Corporation, at par in Calgary, Alberta in immediately available funds, for the full purchase price of the Common Shares so subscribed for.
The Warrants represented by this certificate are subject to the “Terms and Conditions of Warrants of Ausam Energy Corporation” appended as a Schedule hereto.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by a duly authorized director or officer.
DATED for reference this • day of •, 2007.

AUSAM ENERGY CORPORATION
Per:
Mark Avery
President and CEO

IMPORTANT: SEE “TERMS AND CONDITIONS OF WARRANTS OF
AUSAM ENERGY CORPORATION” ATTACHED AS A SCHEDULE HERETO

(reverse side of Warrant Certificate)

SUBSCRIPTION FORM
TO: AUSAM ENERGY CORPORATION
The undersigned holder of the within Warrants hereby irrevocably subscribes for                      Common Shares (or such adjusted number of Common Shares or other securities to which such subscription entitles the undersigned in lieu thereof) in accordance with and subject to the provisions of this Warrant Certificate at the subscription price of CDN$0.65 per common share for each one (1) Warrant exercised hereby, and encloses herewith cash or a certified cheque or bank draft payable to or to the order of AUSAM ENERGY CORPORATION (or other corporation that assumes the Warrant obligations pursuant to the terms hereof under Section 4.4) for the full subscription price for the Common Shares so subscribed for.
The Common Shares hereby subscribed for are to be issued as follows:

Name:

Address in full:

Social Insurance Number:

Note: If further nominees are intended, please attach (and initial) a schedule providing these particulars.
DATED this       day of                     , 200     .

Signature Guaranteed	Signature of Warrantholder (to be the same as the name that appears on the face of this Warrant Certificate)

Name of Warrantholder (please print)

Address of Warrantholder (please print)

TRANSFER FORM
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to                                          of                                           (print name and address of assignee),                      Warrants of AUSAM ENERGY CORPORATION registered in the name of the undersigned represented by the within Warrant Certificate.
DATED this       day of                      , 200     .

Signature Guaranteed	Signature of Warrantholder (to be the same as the name that appears on the face of this Warrant Certificate)

Name of Warrantholder (please print)

Address of Warrantholder (please print)
Instructions:
1.	If the Subscription Form indicates that Common Shares are to be issued to a person or persons other than the registered holder of the Warrant Certificate, the signature of such Warrantholder on the Subscription Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange, and the Warrantholder must pay any applicable transfer taxes or fees.

2.	If the Subscription Form or Transfer Form is signed by a trustee, exercise, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the Warrant Certificate must be accompanied by evidence of authority to sign satisfactory to the Corporation.

3.	Warrants shall only be transferable in accordance with applicable securities laws and the policies of the TSX Venture Exchange.

SCHEDULE TO WARRANT CERTIFICATE
TERMS AND CONDITIONS OF WARRANTS
OF AUSAM ENERGY CORPORATION
Terms and Conditions attached to the Warrants issued by Ausam Energy Corporation and dated for reference the •day of •, 2007.
ARTICLE 1
INTERPRETATION
1.1 Definitions
In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith:
(a)	“Board of Directors” means the board of directors of the Corporation;

(b)	“Business Day” means a day other than a Saturday, Sunday or a statutory holiday in the Province of Alberta;

(c)	“Common Shares” means the common shares in the capital of the Corporation;

(d)	“Corporation” means Ausam Energy Corporation and its successors and assigns;

(e)	“Exercise Price” means the price of $0.65 per Common Share, expressed in lawful money of Canada, or such lesser price as may be determined in accordance with Section 5.2, subject to adjustment in accordance with Article 4 hereof;

(f)	“Expiry Time” means 4:00 p.m. (Calgary time) on • , 2009, or such other time as may be determined in accordance with Section 5.2, subject to adjustment in accordance with Article 4 hereof;

(g)	“herein”, “hereby” and similar expressions refer to these Terms and Conditions, as the same may be amended or modified from time to time; and the expression “Article”, “Section” and “subsection” followed by a number refer to the specified Article, Section or subsection of these Terms and Conditions;

(h)	“person” includes an individual, corporation, partnership, trustee or any unincorporated organization and words importing persons include individuals, corporations, partnerships, trustees and unincorporated organizations;

(i)	“Purchase Price” shall mean, for any exercise of Warrants, the aggregate consideration payable to the Corporation by the Warrantholder pursuant to Section 2.2 hereof, in an amount equal to the product of the Exercise Price applicable as at the date of exercise multiplied by the number of Warrants so exercised at such time;

(j)	“Warrantholder” means the registered holder of the Warrants;

(k)	“Warrants” means the warrants to acquire Common Shares evidenced by the Warrant Certificate;

(l)	Warrant Certificate” means the certificate to which these Terms and Conditions are attached; and
Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.2 Interpretation Not Affected by Headings
The division of these Terms and Conditions into Articles, Sections and subsections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation hereof.
1.3 Applicable Law
These Terms and Conditions shall be construed in accordance with and the rights and obligations of the Warrantholder and the Corporation hereunder shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein, without regard to principles of conflicts of law. The Warrantholder attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta in respect of all matters and disputes arising hereunder.
ARTICLE 2
VESTING AND EXERCISE OF WARRANTS
2.1 Vesting and Expiry
The Warrants shall vest on •, 2007. All Warrants shall expire at 4:00 p.m. (Calgary time) on •, 2009.
2.2 Method of Exercise
The right to purchase Common Shares hereunder may be exercised, subject to vesting as set out in Section 2.1 and prior to the Expiry Time, by the Warrantholder delivering to the Corporation at its principal office: (i) the Warrant Certificate with the subscription form printed on the reverse side thereof duly completed and executed; and (ii) cash or a certified cheque or bank draft payable to or to the order of the Corporation, at par in Calgary, Alberta in immediately available funds, for the full amount of the Purchase Price, in lawful money of Canada. The Warrant Certificate and payment shall be deemed to be delivered only upon actual receipt of same by the Corporation.
2.3 Effect of Exercise
Upon delivery and payment as set forth in Section 2.2 above, the Common Shares so subscribed for shall be issued as fully paid and non-assessable shares in the capital of the Corporation and the Warrantholder will become the holder of record of such Common Shares effective as of the date of such delivery and payment, and within five (5) Business Days thereafter the Corporation will cause a certificate for the Common Shares so purchased to be issued and delivered to the Warrantholder, at the address provided by the Warrantholder in the Subscription Form.
2.4 Partial Exercise
The Warrantholder may subscribe for and purchase a number of Common Shares less than the total number of Common Shares that the Warrantholder is entitled to purchase hereunder, in which event the Corporation shall cause a certificate representing the balance of the Warrants not exercised by the Warrantholder to be issued and delivered to the Warrantholder at the address set forth in the delivery instructions provided by the Warrantholder in the Subscription Form printed on the reverse side of the Warrant Certificate; provided, however, that no fewer than one hundred (100) Warrants may be exercised by the Warrantholder at any one time, unless at the time of exercise the number of Warrants held by the Warrantholder is less than one hundred (100), in which case the Warrantholder may exercise such lesser number of Warrants.
2.5 Expiration
At the Expiry Time, all rights hereunder shall wholly cease and terminate and the Warrants shall be void and of no value or effect whatsoever.
2.6 Fractional Interests
The Corporation shall not be required to issue fractional Common Shares or script representing fractional shares on the exercise of any Warrants nor shall any compensation be made for such fractional shares, if any. If more than one Warrant shall be presented by the Warrantholder for exercise at the same time, the number of full Common Shares issuable upon the exercise thereof will be computed on the basis of the aggregate number of Common Shares purchasable on exercise of the Warrants so presented.
2.7 Successors
This Warrant Certificate will enure to the benefit of and be binding upon the Warrantholder and the Corporation and their respective successors and assigns.
ARTICLE 3
GENERAL
3.1 Reservation of Sufficient Common Shares
For so long as the Warrants remain outstanding, the Corporation shall reserve and keep available for issue upon the exercise of the Warrants such number of authorized but unissued Common Shares or other shares in the capital of the Corporation as will be required to satisfy in full the acquisition rights of the Warrantholder pursuant to the Warrants.
3.2 Covenants and Representations of the Corporation
The Corporation hereby represents and warrants that it is authorized to create and issue the Warrants and covenants that it will cause the Common Shares from time to time subscribed for and purchased in the manner provided in this Warrant Certificate and the certificate representing such Common Shares to be issued.
All Common Shares that are issued upon the exercise of the right of purchase provided in this Warrant Certificate, upon payment of the Purchase Price, shall be and be deemed to be fully paid and non-assessable Common Shares and free from all taxes, liens and charges with respect to the issue thereof.
The Corporation hereby represents and warrants that this Warrant Certificate is a valid and enforceable obligation of the Corporation, enforceable in accordance with the provisions of this Warrant Certificate.
3.3 Additional Securities
Nothing contained herein shall be construed as preventing the Corporation from making any distribution of or otherwise issuing to any person, at any time and from time to time, additional Common Shares or securities convertible into Common Shares for such consideration and on such terms as may be approved by the Board of Directors in its sole discretion.
3.4 Lost, Stolen, Destroyed or Mutilated Warrant Certificates
Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Warrant Certificate and, in the case of loss, theft or destruction, upon receipt of indemnity or security in an amount and form satisfactory to the Corporation, or, in the case of mutilation, upon surrender and cancellation of such Warrant Certificate, the Corporation will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate (containing the same terms and conditions as this Warrant Certificate) and representing the same number of Warrants. The Warrantholder shall pay the reasonable charges of the Corporation in connection with any such replacement.
3.5 Warrantholder Not a Shareholder
The Warrants represented hereby shall not constitute the Warrantholder a shareholder of the Corporation, nor entitle the Warrantholder to any right or interest (including, without limitation, any voting rights or rights to receive dividends or other distributions) as a shareholder of the Corporation. For greater certainty, Warrants represented hereby shall not entitle the Warrantholder to any voting rights whatsoever in the affairs of the Corporation except as required by law.

3.6 Notice to Regulatory Authorities
The Corporation will give written notice of the issuance of any Common Shares pursuant to the exercise of Warrants, in such detail as may be required, to each stock exchange, securities commission or similar regulatory authority in Canada having jurisdiction in respect of such issuance.
3.7 Legends
If, at the time of the exercise of the Warrants, the Common Shares acquired thereby are subject to trading restrictions under applicable securities legislation or the policies of the TSX Venture Exchange, the Corporation may, on the advice of counsel, endorse the certificates representing such Common Shares to such effect.
3.8 Transfer Taxes
The Corporation shall pay any and all transfer taxes (if any) that may be payable in respect of the issuance or delivery of Common Shares upon the exercise of the Warrants; provided, however, that the Corporation shall not be required to pay any such tax or taxes that may be payable in respect of the issuance or delivery of any certificates for Common Shares issued upon the exercise of the Warrants in the name of a person or persons other than the Warrantholder.
ARTICLE 4
ADJUSTMENTS
4.1 Adjustment of Subscription Rights
The number of Common Shares that a Warrantholder may purchase upon the proper exercise of a Warrant, or the property that a Warrantholder may receive in lieu thereof, shall be subject to adjustment from time to time as set forth in this Article 4 with respect to any fact or event described herein occurring after the date hereof but prior to the Expiry Time. Notwithstanding anything contained in this Article 4, any adjustment made pursuant to any provision of this Article 4 shall be made without duplication of an adjustment otherwise required by and made pursuant to another provision of this Article 4 on account of the same facts or events.
4.2 Share Dividends, Subdivisions or Consolidations
If, at any time after the date hereof but prior to the Expiry Time, the Corporation shall:
(a)	subdivide the outstanding Common Shares into a larger number of Common Shares;

(b)	combine or consolidate the outstanding Common Shares into a smaller number of Common Shares; or

(c)	make any distribution payable in Common Shares or other securities to the holders of all or substantially all of the outstanding Common Shares including by way of stock dividend,
(any of such events referred to in paragraphs (a), (b) or (c) above being an “Adjustment Event”), then the number of Common Shares purchasable upon the exercise of any Warrants shall be adjusted so that the Warrantholder shall thereafter be entitled to receive upon such exercise, and shall be required to accept as consideration for the Purchase Price paid to the Corporation in connection with such exercise, in lieu of the number of Common Shares (the “Pre-Adjustment Shares”) that such Warrantholder would have received had he exercised such Warrants prior to the effective date of the Adjustment Event, the number of Common Shares that such Warrantholder would have been entitled to receive as a result of such Adjustment Event if, on the effective date thereof, he had been the registered holder of the Pre-Adjustment Shares. Any adjustment made pursuant to this subsection shall become effective immediately after the effective date of the Adjustment Event and shall be retroactive to the record date, if any, on which the holders of the Common Shares are determined for the purposes of the Adjustment Event.
4.3 Minimum Adjustment
No adjustment in the number of Common Shares purchasable upon the exercise of a Warrant shall be required under Section 4.1 above unless such adjustment would require an increase or decrease of at least two percent (2%) in the number of Common Shares purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this Section 4.3 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations made in this regard shall be made to the nearest one-hundredth of a Common Share.
4.4 Reorganization
If, at any time after the date hereof but prior to the Expiry Time, the Corporation shall:
(a)	reclassify, change or reorganize the Common Shares then outstanding into other shares or securities of the Corporation or any affiliate or associate of the Corporation; or

(b)	merge, amalgamate or consolidate into another person (including by way of plan of arrangement);
(any of such events referred to in paragraphs (a) or (b) above being a “Reorganization”), and pursuant to the terms of such Reorganization, securities of the Corporation, an affiliate or associate of the Corporation or of a successor person are to be received by or distributed to the holders of Common Shares, then the Corporation shall use its commercially reasonable efforts to provide that a Warrantholder shall thereafter have the right to receive, upon proper exercise of any Warrants, and shall be required to accept as consideration for the Purchase Price paid to the Corporation in connection with such exercise, in lieu of the number of Common Shares (the “Pre-Reorganization Shares”) that such Warrantholder would have received had he exercised such Warrants prior to the effective date of the Reorganization, the kind and number of such other securities of the Corporation, or of any affiliate or associate of the Corporation or of any successor person, as the case may be, that such Warrantholder would have been entitled to receive as a result of such Reorganization if, on the effective date thereof, he had been the registered holder of the Pre-Reorganization Shares. Any adjustment made pursuant to this subsection shall become effective immediately after the effective date of the Reorganization.
If determined appropriate by the Board of Directors to give effect to or to evidence the provisions of this section, the Corporation, its affiliates, associates, successors or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall prior to or contemporaneously with any such Reorganization enter into an agreement or new Warrant certificate which shall provide, to the extent possible, for the application of the provisions set forth in this Warrant with respect to the rights and interests thereafter of the Warrantholder to the end that the provisions set forth in this Warrant shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares, other securities or property to which a Warrantholder is entitled on the exercise of its acquisition rights thereafter and upon entering into such new Warrant Certificate or agreement, the Corporation shall cease to have any obligations (including the obligation to issue any Common Shares) hereunder and the holder shall cease to have any rights hereunder. Any Warrant Certificate or agreement entered into between the Corporation, any affiliate, associate or successor of the Corporation or such purchasing body corporate, partnership, trust or other entity shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Article 4 and which shall apply to successive Reorganizations.
4.5 Other Actions Affecting Common Shares
If at any time after the date hereof the Corporation shall take any action affecting its Common Shares, and in the opinion of the Board of Directors, acting reasonably, the adjustment provisions of this Article 4 are not strictly applicable or, if strictly applicable would not fairly protect the rights of a Warrantholder or the Corporation in accordance with the intent and purposes hereof, the provisions of this Article 4 shall be adjusted in such manner, if any, and at such time, as the Board of Directors in its discretion may reasonably determine to be equitable to the Warrantholder and the Corporation in such circumstances. Failure of the Board of Directors to make an adjustment in accordance with this Section 4.5 shall be conclusive evidence that the Board of Directors have determined that it is equitable to make no adjustment in the circumstances. In the event that any such adjustment is made, the Corporation shall deliver a written notice to the Warrantholder in accordance with Section 4.10.
4.6 Exception
Notwithstanding anything contained herein, no adjustment in the number of Common Shares purchasable upon the exercise of a Warrant or the Exercise Price thereof shall be made in respect of any event or circumstance described in this Article 4 if the Warrantholder is entitled to participate in such event on the same terms, mutatis mutandis, as if the Warrantholder had exercised his Warrants on or before the effective date or record date of such event or circumstance.
4.7 Abandonment after Record Date
If the Corporation sets a record date as at which the holders of the Common Shares are to be determined for the purposes of an Adjustment Event, a Reorganization Event or any other action or event in respect of which an adjustment in the number of Common Shares purchasable upon the exercise of a Warrant or the Exercise Price thereof shall be made under this Article 4, but legally abandons such action or event prior to completion thereof, then no adjustment in the number of Common Shares purchasable upon the exercise of a Warrant or the Exercise Price thereof shall be required by reason of the setting of such record date.
4.8 No Adjustments for Other Transactions or Events
Notwithstanding anything contained herein, neither the number of Common Shares purchasable upon the exercise of a Warrant nor the Exercise Price thereof shall be adjusted or be subject to adjustment as a result of:
(a)	the granting by the Corporation of options or other rights under any stock option plan, stock purchase plan, phantom stock plan, stock appreciation rights plan, or other deferred, share or incentive compensation plan to officers, directors, employees or consultants of the Corporation or its affiliates;

(b)	the issue by the Corporation of any Common Shares or other securities of the Corporation for valuable consideration to any persons other than as specifically provided for in this Article 4 (including without limitation the issue of Common Shares upon the exercise or conversion of any securities of the Corporation outstanding as at the date hereof that are exercisable or convertible into Common Shares); or

(c)	the declaration or payment of any dividends on the Common Shares other than as specifically provided for in this Article 4.
4.9 Proceedings Prior to any Action Requiring Adjustment
As a condition precedent to the taking of any action that would require an adjustment pursuant to this Article 4, the Corporation shall take all such action as may, in the opinion of the Corporation and its legal counsel, be necessary or advisable in order that the Corporation may validly and legally issue as fully paid and non-assessable all Common Shares or other securities of the Corporation that the Warrantholder is entitled to receive upon the full exercise of his Warrants in accordance with the provisions hereof.
4.10 Notice of Adjustment
(a)	At least fifteen (15) days prior to the effective date or record date, as the case may be, of any event that requires or might require an adjustment pursuant to this Article 4, the Corporation shall give written notice to the Warrantholder of the particulars of such event and, if determinable, the required adjustment.

(b)	In the event that any adjustment for which the notice of adjustment referred to in paragraph (a) above has been given is not then determinable, the Corporation will give written notice to the Warrantholder of the required adjustment promptly after such adjustment is determinable.

(c)	Unless otherwise provided herein, any notice to the Warrantholders under the provisions of the Warrants shall be valid and effective if delivered or if sent by facsimile or letter or circular through the ordinary post addressed to such holders at their addresses appearing on their respective subscriptions for the Warrants and shall be deemed to have been effectively given on the date of delivery or, if mailed, five Business Days following actual posting of the notice, or if telecopied, the next Business Day after transmission provided that transmission has been completely and accurately transmitted.

(d)	If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees, any notice to be given to the Warrantholders hereunder could reasonably be considered unlikely to reach its destination, such notice shall be valid and effective only if it is delivered or sent by facsimile at the appropriate address or number referred to in subsection 4.10(c).

4.11 Resolution of Disputes
If a dispute arises at any time with respect to any adjustment of the Exercise Price or the number of Common Shares purchasable pursuant to this Warrant Certificate, such dispute shall be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the Board of Directors, acting reasonably.
4.12 Exchange Approval
Adjustments to the Exercise Price or the number of Common Shares purchasable pursuant to this Warrant Certificate may be subject to the prior approval of the TSX Venture Exchange.
ARTICLE 5
AMENDMENTS
5.1 Amendments Generally
Subject to Section 5.2, the terms of the Warrants represented by the Warrant Certificate may be amended, and the observance of any term thereof may be waived, only by a written instrument signed by the Corporation and the Warrantholder. Any such amendment shall be subject to receipt by the Corporation of all required approvals (if any) from any stock exchange on which the Common Shares are listed and all applicable securities regulatory authorities.
5.2 Reduction in Exercise Price; Extension of Expiry Time
Subject to applicable securities legislation and receipt by the Corporation of all required approvals from any stock exchange on which the Common Shares are listed and all applicable securities regulatory authorities, the Corporation may, at its option, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount or extend the Expiry Time to such time as the Board of Directors may consider appropriate.